Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

Thoughtworks Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$646,559,607.74	(1)(2)	0.00014760	$95,432.20	(3)
Fees Previously Paid	$—			$—
Total Transaction Value	$646,559,607.74
Total Fees Due for Filing				$95,432.20
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$95,432.20

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the accompanying preliminary information statement filed by Thoughtworks Holding, Inc. (the “Company”) of which this Exhibit 107 is a part.

(1)	Aggregate number of securities to which transaction applies: The maximum number of securities of the Company to which this transaction applies is estimated to be 154,408,045, which consists of:

(a)	125,515,041 shares of Common Stock issued and outstanding, which may be entitled to receive the merger consideration of $4.40 per share (which excludes the 197,750,138 shares of Common Stock held by the Significant Company Stockholder);

(b)	12,039,236 shares of Common Stock underlying restricted stock units outstanding, which may be entitled to receive the merger consideration of $4.40 per share;

(c)	2,821,379 shares of Common Stock underlying outstanding performance stock units (with the number of shares of Common Stock subject to each such award determined assuming achievement of target-level performance, as applicable) outstanding, which may be entitled to receive the merger consideration of $4.40 per share; and

(d)	14,032,389 shares of Common Stock underlying options to purchase shares of Company Common Stock outstanding that have a per share exercise price less than $4.40 (“In-the-Money Company Options”), which may be entitled to receive the merger consideration of $4.40 per share less any applicable exercise price.

Pursuant to the Merger Agreement, options to purchase shares of Company Common Stock outstanding that have a per share exercise price that is equal to or greater than $4.40 will be cancelled for no consideration, therefore the Company has excluded shares of Common Stock underlying such options from the maximum number of securities to which this transaction applies in the table above.

(2)	In accordance with Rule 0-11 under the Exchange Act the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated based on the sum of:

(a)	the product of 125,515,041 shares of Common Stock and the merger consideration of $4.40 per share;

(b)	the product of 12,039,236 shares of Common Stock underlying restricted stock units outstanding and the merger consideration of $4.40 per share;

(c)	the product of 2,821,379 shares of Common Stock underlying outstanding performance stock units (with the number of shares of Common Stock subject to each such award determined assuming achievement of target-level performance, as applicable) and the merger consideration of $4.40 per share; and

(d)	the product of 14,032,389 shares of Common Stock underlying In-the-Money Company Options and $2.06 per share (which is the difference between the merger consideration of $4.40 per share and the weighted average exercise price of such options of $2.34 per share).

(3)	In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.